Exhibit 5
                                                                       ---------




                   Burkhalter, Michaels, Kessler & George LLP
                             4 Park Plaza, Suite 850
                            Irvine, California 92614
                                 (949) 975-7500


June 19, 2003


InDigiNet, Inc.
5000 Birch Street
Suite 3000
Newport Beach, California 92660


Re:    Registration Statement on Form S-8

Gentlemen:

     We are rendering this opinion in connection with the Registration Statement ("Registration Statement") on Form S-8 being filed by InDigiNet, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 310,000,000 shares of its common stock ("Incentive Shares"), no par value per Incentive Share, which are issuable pursuant to the Company's Third Employee Stock Incentive Plan for the Year 2003, as well as the registration of 76,000,000 shares of its common stock ("Stock Shares"), no par value per Stock Share, which are issuable pursuant to the Company's Third Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2003.

     We have examined such documents, corporate records, and other instruments as we consider necessary to enable us to render this opinion.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that the Incentive Shares and the Stock Shares, when issued and sold in accordance with their terms, will be validly issued, fully paid, and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

     Our opinion is limited by and subject to the following:

     (a) In rendering our opinion, we have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of its state of incorporation.

     (b) In our examination of all documents, certificates and records, we have assumed without investigation, the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto


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other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

                                 Very truly yours,

                                 /s/  Burkhalter, Michaels, Kessler & George LLP

                                 Burkhalter, Michaels, Kessler & George LLP